SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2004

SCIENTIFIC LEARNING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24547 (Commission File No.)	94-3234458 (IRS Employer Identification No.)

300 Frank H. Ogawa Plaza, Suite 600 Oakland, California 94612 (Address of principal executive offices and zip code) Registrant’s telephone number, including area code: (510) 444-3500

Item 5. Other Events.

On January 30, 2004, Scientific Learning Corporation (the “Company”) closed under a Loan and Security Agreement between the Company, as borrower, and Comerica Bank (“Comerica”), as lender (the “Loan Agreement”). The Loan Agreement provides for a secured revolving credit facility in the principal amount of $7,000,000 through July 22, 2004 and $5,000,000 for the remainder of the term. The facility expires January 14, 2005.

Borrowings under the Loan Agreement bear interest at one half of one percent over Comerica’s prime rate. The Company expects to make its first borrowing under the Loan Agreement within the next month.

The facility is partially secured by a letter of credit provided by WPV, Inc. The letter of credit is for $4.0 million through May 30, 2004 and $3.0 million from May 31, 2004 to July 30, 2004. There is no letter of credit for the remainder of the term of the Loan Agreement.

WPV, Inc. is an affiliate of Warburg, Pincus Ventures, L.P., a significant stockholder of the Company. Rodman W. Moorhead III, a director of the Company, is an affiliate of Warburg, Pincus Ventures, L.P. Mr. Moorhead did not participate in the Board’s decision to approve the Loan Agreement and related transactions. The transactions were also approved by the Company’s Audit Committee because of the related party aspects of the transaction.

The Company has agreed to reimburse WPV for any amounts drawn or other payments made by WPV under the letter of credit. The Company has granted a security interest in all of the Company’s tangible and intangible assets, other than its intellectual property, both to Comerica to secure the Company’s obligations under the Loan Agreement and to WPV to secure the Company’s obligations under the reimbursement agreement. Comerica’s security interest is subordinated to WPV’s security interest. The Company has also agreed not to enter into an agreement that would restrict its ability to grant a security interest on its intellectual property.

Under the Loan Agreement, the Company can borrow amounts aggregating up to the greater of the Borrowing Base or the Nonformula Amount (both as defined in the Loan Agreement), but in no event may the amount borrowed exceed the total amount of the revolving credit facility. The Borrowing Base includes 80% of the Company’s eligible accounts receivable, as defined in the Loan Agreement. Eligible accounts exclude, among other things, accounts that are 90 days or more outstanding and are subject to a concentration limit of 25% and accounts of a customer or 25% of whose accounts are 90 days or more outstanding. The Nonformula Amount is $4 million through May 30, 2004, $3,000,000 June 1 through July 22, 2004, and $1,500,000 thereafter.

The Loan Agreement contains a number of covenants that, among other things, require the Company to maintain certain financial ratios and results, including a specified ratio of cash plus eligible accounts to adjusted current liabilities and certain levels of net loss/income, and that restrict the Company’s ability to create other indebtedness. The Loan Agreement contains customary events of default, including the failure to pay principal or other amounts due, a default in the performance of covenants, the occurrence of circumstances that could have a material adverse effect on the Company, any representation or warranty made by the Company in the transaction being incorrect in any material respect when made, default in certain other indebtedness, certain insolvency events, certain judgments against the Company, and certain change of control events, all as defined in the Loan Agreement. In the event of default by the Company, Comerica would have no further obligation to make loans under the credit facility and could accelerate the date for repayment of outstanding amounts, draw amounts under the letter of credit and foreclose on the collateral.

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Item 7. Exhibits.

99.1	Loan and Security Agreement dated as of January 15, 2004 by and between Scientific Learning Corporation and Comerica Bank.

99.2	Reimbursement and Security Agreement dated as of January 15, 2004 by and between ScientificLearning Corporation and WPV, Inc.

99.3	Intercreditor Agreement dated as of January 15, 2004 by and between Comerica Bank and WPV, Inc.

99.4	Press Release, dated as of February 2, 2004 entitled “Scientific Learning Announces Credit Line with Comerica.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 4, 2004	SCIENTIFIC LEARNING CORPORATION By: /s/ Jane A. Freeman —————————————— Jane A. Freeman Chief Financial Officer

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INDEX TO EXHIBITS

99.1	Loan and Security Agreement dated as of January 15, 2004 by and between Scientific Learning Corporation and Comerica Bank.

99.2	Reimbursement and Security Agreement dated as of January 15, 2004 by and between Scientific Learning Corporation and WPV, Inc.

99.3	Intercreditor Agreement dated as of January 15, 2004 by and between Comerica Bank and WPV, Inc.

99.4	Press Release, dated as of February 2, 2004 entitled “Scientific Learning Announces Credit Line with Comerica.”

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